SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934
                                Amendment No. ___)

   Filed by the Registrant [X]
   Filed by a Party other than the Registrant [ ]

   Check the appropriate box:

   [ ]  Preliminary Proxy Statement
   [X]  Definitive Proxy Statement
   [ ]  Definitive Additional Materials
   [ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.14a-12

                              BANDAG, INCORPORATED
                (Name of Registrant as Specified in its Charter)

                              BANDAG, INCORPORATED
                   (Name of Person(s) Filing Proxy Statement)

   Payment of Filing Fee (Check the appropriate box):

   [X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-
        6(i)(2).

   [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
        0-11.

        1)   Title of each class of securities to which transaction applies:

        2)   Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        4)   Proposed maximum aggregate value of transaction:

        * Set forth the amount on which the filing fee is calculated and state how it was determined.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.

        1)   Amount Previously Paid:

        2)   Form, Schedule or Registration Statement No.:

        3)   Filing Party:

        4)   Date Filed:

   BANDAG, INCORPORATED
   Bandag Headquarters                                             __________
   2905 North Highway 61                                           BANDAG [R]
   Muscatine, Iowa 52761-5886
   April 1, 1994


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             To Be Held May 5, 1994



   To The Shareholders:

        The Annual Meeting of the Shareholders of Bandag, Incorporated, an Iowa corporation, will be held at the Holiday Inn, 2915 North Highway 61, Muscatine, Iowa, on May 5, 1994, commencing at ten o'clock a.m., Central Daylight Time, for the following purposes:

        (1)  To elect three directors for terms of three years.

        (2) To ratify the selection of Ernst & Young as independent auditors of the Corporation for the fiscal year ending December 31, 1994.

        (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

        The Board of Directors has fixed March 21, 1994, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

        You are invited to attend the meeting; however, if you do not expect to attend in person, you are urged to sign, date and return immediately the enclosed Proxy, which is solicited by the Board of Directors. You may revoke your Proxy and vote in person should you attend the meeting.

                            By Order of the Board of Directors




                            WARREN W. HEIDBREDER, Secretary

   BANDAG, INCORPORATED

   Bandag Headquarters                                             __________
   2905 North Highway 61                                           BANDAG [R]
   Muscatine, Iowa 52761-5886
   April 1, 1994


                         P R O X Y    S T A T E M E N T


   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Bandag, Incorporated (the "Corporation") to be voted at the Annual Meeting of the Shareholders of the Corporation to be held on Thursday, May 5, 1994, or at any adjournment thereof, for the purposes set forth in the foregoing Notice of Annual Meeting. Any shareholder giving a proxy may revoke it at any time prior to its exercise.

        Shareholders of record at the close of business on March 21, 1994, will be entitled to vote at the meeting or any adjournment thereof. At the close of business on March 21, 1994, there were 11,216,176 outstanding $1.00 par value shares of Common Stock and 2,359,345 outstanding $1.00 par value shares of Class B Common Stock. Each share of Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes at the meeting.

        The Corporation's Annual Report for the fiscal year ended December 31, 1993, this Proxy Statement and the enclosed form of proxy are being mailed to shareholders on or about April 1, 1994.

        The following table sets forth information as to the Common, Class A Common and Class B Common shares of the Corporation beneficially owned by each director and director-nominee, each of the executive officers named in the Summary Compensation Table and by all directors and executive officers as a group as of March 21, 1994:

                                                             Percentage
                                                                 of
                                                              Aggregate
                                                               Voting
                                                 Percentage     Power
                                                  of Out-     of Common
                                    Amount        standing      Stock
                                    Bene-         Stock of   and Class B
     Directors, Nominees and       ficially      Respective    Common
        Executive Officers        Owned [1]      Class [1]     Stock**

    Lucille A. Carver  [2]
         Common Stock            2,330,685          21%
         Class A Common Stock    3,745,431          28%
         Class B Common Stock    1,414,746          60%          47%

    Martin G. Carver  [3] [4]
         Common Stock              126,109           1%
         Class A Common Stock      596,971           4%
         Class B Common Stock      502,622          21%          15%

    Roy J. Carver, Jr.  [2]
         Common Stock               15,000           *
         Class A Common Stock      394,202           3%
         Class B Common Stock      400,702          17%          12%

    Thomas E. Dvorchak
         Common Stock                9,814           *
         Class A Common Stock        8,914           *            *
         Class B Common Stock          -0-          -0-

    Robert K. Drummond [5]
         Common Stock                2,305           *
         Class A Common Stock        3,760           *
         Class B Common Stock        1,455           *            *

    James R. Everline
         Common Stock                  100           *
         Class A Common Stock          450           *
         Class B Common Stock          350           *            *

    Stuart C. Green
         Common Stock                  900           *
         Class A Common Stock          100           *            *
         Class B Common Stock          -0-          -0-

    William D. Herd
         Common Stock                5,344           *
         Class A Common Stock        4,461           *
         Class B Common Stock          -0-          -0-

    Stanley E. G. Hillman
         Common Stock                  200           *
         Class A Common Stock          400           *
         Class B Common Stock          200           *            *

    Edgar D. Jannotta
         Common Stock                7,000           *
         Class A Common Stock        7,000           *
         Class B Common Stock          -0-          -0-           *

    Stephen A. Keller
         Common Stock               45,000           *
         Class A Common Stock       45,000           *
         Class B Common Stock          -0-          -0-           *

    R. Stephen Newman
         Common Stock                2,500           *
         Class A Common Stock        2,500           *
         Class B Common Stock          -0-          -0-           *

    Michel L. Petiot
         Common Stock                2,450           *
         Class A Common Stock        1,800           *
         Class B Common Stock          -0-          -0-           *

    All Directors, Nominees
    and Executive Officers as a
    Group
      (19 Persons) [6]
         Common Stock            2,541,892          23%
         Class A Common Stock    4,804,510          35%
         Class B Common Stock    2,320,075          98%          73%

   * Shares owned constitute less than 1% of shares outstanding and less than 1% of votes entitled to be cast.

   ** Shares of Class A Common Stock are non-voting.

   [1] Beneficial owners exercise both sole voting and sole investment power unless otherwise stated. The Class B Common Stock is convertible on a share-for-share basis into Common Stock at the option of the shareholder. As a result, pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, a shareholder is deemed to have beneficial ownership of the shares of Common Stock which such shareholder may acquire upon conversion of the Class B Common Stock. In order to avoid overstatement, the amount of Common Stock beneficially owned does not take into account such shares of Common Stock which may be acquired upon conversion (an amount which is equal to the number of shares of Class B Common Stock held by a shareholder). The percentage of outstanding Common Stock is based on the total number of shares of Common Stock outstanding as of March 21, 1994 (11,216,176 shares), and does not take into account shares of Common Stock which may be issued upon conversion of the Class B Common Stock.

   [2] Indicates one of seven trustees of the Roy J. Carver Charitable Trust which owns 15,000 shares of Common Stock, 15,000 shares of Class A Common Stock and no shares of Class B Common Stock.

   [3] Mr. Carver disclaims beneficial ownership of 14,150 shares of Common Stock, 5,275 shares of Class A Common Stock and 525 shares of Class B Common Stock held by members of his family.

   [4] Includes 100,000 shares of Common Stock and 100,000 shares of Class A Common Stock which Mr. Carver has the right to acquire upon exercise of stock options within 60 days after March 21, 1994.

   [5] Mr. Drummond disclaims beneficial ownership of 130 shares of Common Stock, 260 shares of Class A Common Stock and 130 shares of Class B Common Stock held by members of his family.

   [6] In determining the aggregate beneficial ownership of Common Stock, Class A Common Stock and Class B Common Stock for all directors and officers as a group, shares which are beneficially owned by more than one officer or director have been counted only once to avoid overstatement.

                        ---------------------------------

        Principal Shareholders. The following beneficial owners are the only persons known by the Corporation to beneficially own at least five percent of the Corporation's voting securities as of March 21, 1994:

                     COMMON SHARES AND CLASS B COMMON SHARES


                                                              Percentage
                                                                  of
                                                               Aggregate
                                                                Voting
                                                  Percentage     Power
                                                   of Out-     of Common
                                     Amount        standing      Stock
                                     Bene-         Stock of   and Class B
                                    ficially      Respective    Common
         Name and Address          Owned [2]      Class [2]      Stock

    Lucille A. Carver [1] [2]
    c/o Bandag, Incorporated
    2905 North Highway 61
    Muscatine, Iowa 52761-
    5886
         Common Stock              2,330,685         21%
         Class B Common Stock      1,414,746         60%          47%

    Martin G. Carver [2]
    c/o Bandag, Incorporated
    2905 North Highway 61
    Muscatine, Iowa 52761-
    5886
         Common Stock                126,109          1%
         Class B Common Stock        502,622         21%          15%

    Roy J. Carver, Jr. [1][2]
    c/o Bandag, Incorporated
    2905 North Highway 61
    Muscatine, Iowa 52761-
    5886
         Common Stock                 15,000          *
         Class B Common Stock        400,702         17%          12%

   *Shares owned constitute less than 1% of shares outstanding and less than 1% of votes entitled to be cast.

   __________________________

   [1] Indicates one of seven trustees who exercises shared voting and investment power over 15,000 shares of Common Stock in the Roy J. Carver Charitable Trust.

   [2] Beneficial owners exercise both sole voting and sole investment power unless otherwise stated. The Class B Common Stock is convertible on a share-for-share basis into Common Stock at the option of the shareholder. As a result, pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, a shareholder is deemed to have beneficial ownership of the shares of Common Stock which such shareholder may acquire upon conversion of the Class B Common Stock. In order to avoid overstatement, the amount of Common Stock beneficially owned does not take into account such shares of Common Stock which may be acquired upon conversion (an amount which is equal to the number of shares of Class B Common Stock held by a shareholder). The percentage of outstanding Common Stock is based on the total number of shares of Common Stock outstanding as of March
        21, 1994 (11,216,176   shares), and does not take into account shares
        of Common Stock which may be issued upon conversion of the Class B Common Stock.

                        ---------------------------------



                      Proposal No. 1 ELECTION OF DIRECTORS


        The Articles of Incorporation require election of directors to staggered terms of three years, providing that three of the nine directors are elected each year. Three nominees this year are to be elected for three-year terms.

        Proxies will be voted for the election of each of the nominees listed below, unless the shareholder giving the proxy votes against, or abstains from voting for, any nominee. If, as a result of unforeseen circumstances, any such nominee shall be unable to serve as director, proxies will be voted for the election of such person or persons as the Board may select. Information about the nominees is set forth below:

                   NOMINEES FOR ELECTION TO BOARD OF DIRECTORS


        STANLEY E. G. HILLMAN, age 82, retired. During 1989 he was Acting Chairman, President and Chief Executive Officer of Consolidated Rail Corporation. Mr. Hillman was Vice Chairman of IC Industries until his retirement in 1978. He was later appointed the Trustee of the Milwaukee Road, in which capacity he served until June 1979. Mr. Hillman is a member of the Audit Committee, Executive Committee, Management Continuity and Compensation Committee and the Stock Option Committee. Mr. Hillman has been a Director since 1977.


        STEPHEN A. KELLER, age 76, retired. He was President of Kodicor, Inc., a manufacturer of tanks, pottery and plumbing products, with headquarters in Minneapolis, Minnesota, until his retirement in January 1978. Mr. Keller was Chairman of the Board of Directors of J-TEC Associates, Inc. until his retirement on December 31, 1984. Mr. Keller is a member of the Audit Committee, Management Continuity and Compensation Committee, Stock Option Committee and the Strategic Planning Committee. Mr. Keller was a Director during the period 1966 to 1973 and has been a Director since 1978.


        R. STEPHEN NEWMAN, age 50, since August 1990 has been President of Bacon's Information, Inc., a media information services company. From 1982 to 1990, he was President of MGI Corporation, a computer services company. Mr. Newman is a member of the Audit Committee, Management Continuity and Compensation Committee, Strategic Planning Committee and the Stock Option Committee. Mr. Newman has been a Director since 1983.


                         DIRECTORS CONTINUING IN OFFICE


        ROY J. CARVER, JR., age 50, is Chairman of the Board of Directors of Carver Pump Company, Muscatine, Iowa. During 1988, Mr. Carver acquired a chain of hardware stores and is President of the Muscatine, Iowa based company, Carver Hardware. Mr. Carver is President of Carver Aero, Inc., which operates fixed base operations at airports in Muscatine, Iowa; Davenport, Iowa and Clinton, Iowa; President of Carver Hotel Enterprises, Inc., a Muscatine, Iowa based hotel and restaurant operation; and President of Harrington Signal, Inc., an electronic signal panel manufacturing company located in Moline, Illinois. Mr. Carver holds directorships in Iowa First Bancshares Corp. and Met-Coil Systems Corporations. He is a member of the Contributions Committee, Management Continuity and Compensation Committee, Nominating Committee, Stock Option Committee and the Strategic Planning Committee. Mr. Carver has been a Director since 1982 and his term expires in 1995.


        ROBERT K. DRUMMOND, age 55, has been for more than five years a partner in the Milwaukee law firm of Foley & Lardner. In 1993, the Corporation paid fees for legal services to Foley & Lardner, and the Corporation anticipates that similar services may be provided by Foley & Lardner in the current fiscal year. Mr. Drummond's fees as a Director are paid to Foley & Lardner, which credits the sums to the Corporation's legal services account. Mr. Drummond is a member of the Management Continuity and Compensation Committee, Stock Option Committee and Strategic Planning Committee. Mr. Drummond has been a Director since 1982 and his term expires in 1995.


        JAMES R. EVERLINE, age 52, is President of Everline & Co., a mergers and acquisitions/management consulting company. Previously, Mr. Everline was President, Investment Banking Division of Henry & Company (1990-December 1991). Henry & Company is engaged in the venture capital and investment banking business. Prior to Mr. Everline's employment by Henry & Company, he was a Partner of Founders Court Investors Inc. (1988-1989) and served as Vice President, Capital Markets Group, Bank of America (1981-1988). He is a member of the Audit Committee, Executive Committee, Management Continuity and Compensation Committee, Nominating Committee, Stock Option Committee and the Strategic Planning Committee. Mr. Everline has been a Director since 1982 and his term expires in 1995.


        LUCILLE A. CARVER,, age 76, has for more than five years served as Treasurer of the Corporation. She is a member of the Contributions Committee and the Nominating Committee. Mrs. Carver has been a Director since 1957 and her term expires in 1996.


        MARTIN G. CARVER, age 45, was elected Chairman of the Board effective June 23, 1981, Chief Executive Officer effective May 18, 1982, and President effective May 25, 1983. Mr. Carver was also Vice Chairman of the Board from January 5, 1981 to June 23, 1981. He is a member of the Executive Committee, Management Continuity and Compensation Committee, Nominating Committee and the Strategic Planning Committee. Mr. Carver has been a Director since 1978 and his term expires in 1996.

        EDGAR D. JANNOTTA, age 62, has been for more than five years the Managing Partner of William Blair & Company. He holds directorships in AAR Corp., Molex Incorporated, Oil-Dri Corporation of America, and Safety-Kleen Corp. William Blair & Company provided investment banking services to the Corporation in 1993 and the Corporation anticipates that services may be provided to the Corporation in the current fiscal year. He is a member of the Audit Committee, Management Continuity and Compensation Committee, Nominating Committee and the Stock Option Committee. Mr. Jannotta has been a Director since 1973 and his term expires in 1996.

        Directors are elected by a majority of the votes cast (assuming a quorum is present). Consequently, any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of directors.


                    THE BOARD OF DIRECTORS AND ITS COMMITTEES


        The Board of Directors met four times in 1993.

        The Audit Committee met three times in 1993; its functions are to review major accounting decisions with management and the independent auditors, to confer with such auditors with respect to the scope and results of the annual audit, to review the annual audit and evaluate the auditors' performance, to recommend to the Board of Directors annually the selection of outside auditors for the ensuing year, to recommend the scope and format of financial information to be submitted to the Board of Directors, to review the scope of financial information included in the Annual Report to Shareholders, to review the program of the internal audit department for the year, to review the financial data included in all required governmental reports, and to review the audits of all pension, profit sharing and other trust funds held for the benefit of employees of the Corporation. The Committee also reviews various insurance coverages of the Corporation and the Corporation's compliance with the Foreign Corrupt Practices Act.

        The Management Continuity and Compensation Committee met four times in 1993; its functions are to review, evaluate and determine executive level compensation and to recommend to the Board of Directors the election of corporate officers.

        The Nominating Committee met twice in 1993; its duties relate to the evaluation and recommendation to the Board of Directors of prospective candidates for election as directors of the Corporation. The Nominating

   Committee will consider recommended nominations for the position of director which are submitted in writing by the shareholders and addressed to the Committee in care of the Corporation at Muscatine, Iowa.

        The Stock Option Committee met twice in 1993; its function is to select key executives and to award options and restricted stock grants to those key executives whose judgment, initiative and efforts contribute materially to the successful performance of the Corporation.


                REMUNERATION OF EXECUTIVE OFFICERS AND DIRECTORS

   Summary Compensation Information

   The following table sets forth certain information concerning compensation paid for the last three fiscal years to the Corporation's Chief Executive Officer and each of its four other most highly compensated executive officers whose total cash compensation exceeded $100,000 in fiscal 1993. The persons named in the table are sometimes referred to herein as the "named executive officers."

                           Summary Compensation Table

                                                              Other      Long Term
                                                             Annual    Compensation   All Other
                                                              Com-      Restricted       Com-
        Name and Principal                                  pensation      Stock      pensation
             Position           Year   Salary     Bonus        [1]      Award(s)[2]      [3]

    Martin G. Carver            1993  $299,036      $0     $82,770      $107,115      $19,318
      Chairman of the Board,    1992   259,888      0       73,687       117,248       18,309
      Chief Executive Officer   1991   250,000      0       50,545        79,713       20,424
      and President

    Thomas E. Dvorchak          1993  $292,942      $0     $19,706       $22,200      $19,318
      Senior V.P. and Chief     1992   265,043      0       16,872        24,300       18,309
      Financial Officer         1991   209,926    20,235    15,621        22,775       20,135

    Stuart C. Green             1993  $283,690      $0     $18,120       $22,200      $21,101
      Senior V.P.,              1992   267,069      0       18,268        24,300       26,804
       Manufacturing            1991    73,365    15,543     8,824        11,388       15,529

    William D. Herd             1993  $338,078      $0     $19,822       $24,420      $19,318
      Senior V.P.,              1992   315,397      0       17,776        26,730       18,309
       Sales and Marketing      1991   210,993    44,901    28,702        45,550       19,842

    Michel L. Petiot [4]        1993  $272,977      $0     $94,423       $     0     $124,688
      Senior V.P. and General   1992   261,824      0      260,119        21,263      132,999
       Manager of Eastern       1991   170,000    46,869    76,580        34,163      133,170
       Hemisphere Retreading
       Division

   [1] Amounts shown represent the tax reimbursement or "gross up" with respect to restricted stock awards and certain other fringe benefits and, in Mr. Petiot's case, includes tax "gross up" in connection with foreign service assignment.

   [2] At December 31, 1993, the number of shares held and the aggregate market value of restricted stock held by the named executive officers are as follows: Martin G. Carver - 10,560 Shs. Common Stock, Value $584,760 and 6,700 Shs. Class A Common Stock, Value $346,725; William
        D. Herd, 3,930 Shs. Common Stock, Value $217,624 and 3,050 Shs. Class A Common Stock, Value $157,838; Thomas E. Dvorchak, 2,650 Shs. Common Stock, Value $146,744 and 1,850 Shs. Class A Common Stock, Value $95,738; Stuart C. Green, 900 Shs. Common Stock, Value $49,838 and 100 Shs. Class A Common Stock, Value $5,175; Michel L. Petiot, 2,150 Shs. Common Stock, Value $119,056 and 1,800 Shs. Class A Common Stock, Value $93,150. Dividends are paid on the shares of restricted stock prior to vesting.

   [3] Of the amounts shown in this column for 1993 for each of the named executive officers, $18,867 is the Corporation's contribution to its Salaried Profit Sharing, Retirement and Savings Plan for each of such individuals and $451 is the Corporation's contribution to its Bandag Security Program, a combination defined benefit and defined contribution plan. The remainder of the amount shown for Mr. Green in 1993 is $1,783, representing imputed interest on an interest-free loan from the Corporation in connection with his relocation to Muscatine. The remainder of the amount shown for Mr. Petiot in 1993 is $105,370 representing allowances for foreign service assignment.

   [4] Under a three-year employment agreement with the Corporation, effective January 1, 1994, Mr. Petiot, formerly Senior Vice President and General Manager of Eastern Hemisphere Retreading Division, assumed the position of Senior Vice President-Development at an annual salary of $90,000. During the employment period and for a period of two years thereafter, Mr. Petiot agreed not to directly compete with the Corporation by engaging in executive employment directly related to the manufacture of retreading truck tires utilizing pre-cured tread rubber.

   Stock Options

        The following table sets forth information regarding the fiscal year-end value of unexercised options held by the named executive officers. No options were granted or exercised in 1993.

                       Aggregate Option Exercises in Last
                  Fiscal Year and Fiscal Year-End Option Values
                                                                            Value of
                                                      Number of            Unexercised
                                                     Unexercised          In-the-Money
                                                       Options               Options
                                                 at Fiscal Year-End   at Fiscal Year-End[2]

                          Shares
                         Acquired       Value
          Name         on Exercise    Realized       Exercisable           Exercisable

    Martin G. Carver       -0-           -0-         200,000[1]            $6,087,500

   [1] Comprised of 100,000 shares of Common Stock and 100,000 shares of Class A Common Stock. The options were granted in 1987 at an exercise price equal to the closing price of the Corporation's Common Stock on the New York Stock Exchange on the date of grant.

   [2] The dollar values are calculated by determining the difference between the fair market value of the underlying Common Stock and Class A Common Stock, respectively, at fiscal year-end and the exercise price of the options.

        Pension Plan Benefits. The following table sets forth estimated annual pension benefits under the Bandag Salaried Pension Plan payable at normal retirement age to persons in specified remuneration and years-of-service classifications:

                                                  PENSION PLAN TABLE

                                         Annual Pension Per Years of Service
      Highest 5-Year
         Average
   Annual Compensation  5-Years  10-Years   15-Years  20 Years   25 Years  30 Years   35 Years

         $ 50,000       $ 3,350   $ 6,700   $10,050    $12,720   $14,970    $16,220   $17,470

         $100,000       $ 7,413   $14,825   $22,237    $27,720   $32,220    $34,720   $37,220

         $200,000       $15,537   $31,075   $46,613    $57,720   $66,720    $71,720   $76,720

         $250,000       $19,099   $38,199   $57,298    $70,872   $81,845    $87,941   $94,037

         $300,000       $19,099   $38,199   $57,298    $70,872   $81,845    $87,941   $94,037

         $350,000       $19,099   $38,199   $57,298    $70,872   $81,845    $87,941   $94,037

         $400,000       $19,099   $38,199   $57,298    $70,872   $81,845    $87,941   $94,037

        Pension amounts are based upon an employee's base salary (exclusive of bonus) and credited years of service. For the individuals named in the foregoing remuneration table, the base salary and credited service as of March 21, 1994, were as follows: Martin G. Carver, $311,977 and 15 years; Thomas E. Dvorchak, $299,381 and 23 years; Stuart C. Green, $295,490 and 2 years; William D. Herd, $351,078 and 16 years; and Michel L. Petiot, $90,000 and 5 years. Benefits shown in the table are computed as a straight line single life annuity assuming retirement at age 65 and are not subject to offset for Social Security benefits.

        The named executive officers also participate in the Bandag Security Program which is a combined defined benefit and defined contribution plan (see footnote [3] on page 8). The annual defined benefit payable at age 62 for each of the named executive officers is fixed and is as follows:
   Martin G. Carver, $700; William D. Herd, $792; Thomas E. Dvorchak, $1,160; Stuart C. Green, $74 and Michel L. Petiot, $230.

   Report of Management Continuity and Compensation Committee on Executive Compensation

        The eight member Management Continuity and Compensation Committee of the Board of Directors (the "Compensation Committee") makes all decisions regarding compensation of the Corporation's executive officers, except for the awarding of stock options and restricted stock, which are made by the Stock Option Committee. Set forth below is a report submitted by the Compensation Committee addressing the Corporation's compensation policies for 1993 applicable to the Corporation's executive officers, including the executive officers named in the Summary Compensation Table.

        Consistent with the Corporation's commitment to adopt a world-class approach to improving total quality, in 1992 the Corporation adopted a new approach to the compensation of executive officers and other salaried employees. As the Corporation learned more about total quality systems, their fairness to people and their necessity in achieving a corporation's long-term objectives, it became apparent that the then existing compensation system was not designed with these objectives in mind. In that spirit, a Midpoint Compensation System (the "System") was approved by the Compensation Committee in 1992.

        This System eliminated arbitrary incentives which the Compensation Committee believes are a major barrier to continuous improvement. As a result of the adoption of the System, bonuses, country club memberships, automobile allowances, split dollar life insurance and tax preparation fees, which were perquisites of top executives and some other managers, were eliminated. A portion of the dollar value of these perquisites was rolled into the executives' base salaries. Salary survey information was used to ensure that the salaries were fair and competitive with those of other companies similar in size to the Corporation. Under the System, bonuses and most traditional executive perquisites are no longer paid. Rather, under the System, an executive officer, including the Chief Executive Officer, receives an annual salary fixed by the Compensation Committee, restricted stock awards determined by the Stock Option Committee, tax "gross up" payments related to such awards and Corporation contributions to the Corporation's Salaried Profit Sharing, Retirement and Savings Plan and the Bandag Security Program as determined by the Compensation Committee.

        Under the System, a salary "midpoint" for each executive officer, including the Chief Executive Officer, is established through the use of executive compensation salary surveys, financial performance of the Corporation, national trends in compensation and the Corporation's competitive need to retain and to recruit the very best and most capable people. Such salary surveys encompass general manufacturing companies with revenues from $500 million to $1 billion. In reviewing the Corporation's financial performance, the Compensation Committee considered the Corporation's revenues, net income and net income per share in light of the competitive and economic conditions encourntered by the Corporation during the fiscal year, as well as the effect on the Corporation's financial performance resulting from the Corporation's investment in marketing programs, research and development, plant, machinery and equipment and in personnel and related programs.

             The salary "midpoints" represent the salary level in the 75th percentile of the salary range for each executive officer position, based on executive compensation salary surveys, as adjusted by the Compensation Committee based on an evaluation of the importance of the particular executive position to the Corporation. The salary "midpoints" are adjusted by the Compensation Committee each year based on a review of the factors outlined in the immediately preceding paragraph. These salary "midpoints" are used to calculate the annual increase for each executive officer, except the Chief Executive Officer, by multiplying the salary "midpoint" (not the existing annual salary) by a percentage established by the Compensation Committee. Multiplying the salary "midpoint" for a given position by the annual percentage determined by the Compensation Committee increases base salaries which are currently below the salary "midpoint" by a greater amount than if base salaries were multiplied by the annual percentage, while base salaries which are currently in excess of the salary "midpoint" for a given position will receive a smaller increase than would be the case if the base salaries were multiplied by such percentage. For 1994, the percentage increase was fixed at 4.0% for all salaried Corporation employees, including all executive officers, except the Chief Executive Officer. Such increase in base salary takes effect on January 1, 1994 and does not affect 1993 compensation. In fixing the percentage increase for 1994 base salary, the Compensation Committee considered a variety of factors, including the inflation rate, the Corporation's financial performance and trends in salaried employee compensation increases, as disclosed by published salary forecasts.

        Mr. Martin G. Carver, Chief Executive Officer, declined to receive a salary increase for 1994 based on a percentage of the salary "midpoint" for his position. Instead, he requested that his salary increase for 1994 be increased by a percentage of his 1993 base salary, which is substantially lower than his salary "midpoint." The salary increase for Mr. Carver for 1994 was equal to 4.11% of his 1993 base salary (not his salary "midpoint").

         Although the Compensation Committee considers the Corporation's financial performance in determining the total compensation for executive officers, including the Chief Executive Officer, there is no specific formula or target performance against which executive compensation is to be compared or judged. Rather, the Corporation's performance is part of the total mix of information which the Compensation Committee considers in making its decisions on executive compensation.

                         Bandag, Incorporated Management
                      Continuity and Compensation Committee

                       Roy J. Carver, Jr.  Stanley E. G. Hillman
                       Martin G. Carver    Edgar D. Jannotta
                       Robert K. Drummond  Stephen A. Keller
                       James R. Everline   R. Stephen Newman


   Report of Stock Option Committee on Executive Compensation

        The Stock Option Committee of the Board of Directors (the "Stock Option Committee"), which is composed of seven non-employee directors, makes all decisions regarding the granting of stock options and the grant of restricted stock awards. No grants of stock options were made in 1993. The purpose of the Corporation's Restricted Stock Grant Plan is to provide long-term incentive compensation which will attract and retain superior executive personnel. Under the Plan, the Stock Option Committee awards stock to key executives each year. The shares are held by a custodian until seven years have elapsed, when they are then transferred to the executive. Dividends are paid to the recipient of the restricted stock while the shares are held by the custodian. If an executive who has not attained age 60 leaves the Corporation before the end of the seven year restriction period, the shares are forfeited, except in the case of death or disability. An executive who has attained age 60 and who leaves the Corporation prior to the end of the seven-year retention period does not forfeit the shares.

        During 1993 awards of restricted stock were made utilizing the Corporation's System. Restricted stock awards were granted based on a percentage of the salary "midpoint" established for each executive position. The percentages were established taking into consideration total compensation, as well as each executive's level of responsibility. The Chief Executive Officer's percentage of "midpoint" is greater than the other executive officers. In fixing a greater percentage of the Chief Executive Officer's "midpoint," the Stock Option Committee took into account that the Chief Executive Officer's base salary is substantially below the salary "midpoint" for his position and that his increase in base salary for 1994 is substantially less than he would have received had his increase been based on his salary "midpoint." The number of restricted shares granted was computed by multiplying the salary "midpoint" for an executive officer, including the Chief Executive Officer, by the percentage fixed by the Stock Option Committee and then dividing such amount by the per share market value of the Corporation's Common Stock on the date of grant. In fixing the awards for all executives, including the Chief Executive Officer, the Stock Option Committee considered the Corporation's performance in the same manner as the Compensation Committee did in fixing other components of executive compensation. See "Report of Management Continuity and Compensation Committee on Executive Compensation." The total amount of previous awards made to individuals was not a factor in fixing the 1993 awards.


                              Bandag, Incorporated
                             Stock Option Committee

                       Roy J. Carver, Jr.  Edgar D. Jannotta
                       Robert K. Drummond  Stephen A. Keller
                       James R. Everline   R. Stephen Newman
                       Stanley E. G. Hillman



   Compensation Committee Interlocks and Insider Participation

        The Management Continuity and Compensation Committee (the "Compensation Committee") consists of Messrs. Roy J. Carver, Jr., Martin
   G. Carver, Robert K. Drummond, James R. Everline, Stanley E. G. Hillman, Edgar D. Jannotta, Stephen A. Keller and R. Stephen Newman. The Stock Option Committee consists of Messrs. Roy J. Carver, Jr., Robert K. Drummond, James R. Everline, Stanley E. G. Hillman, Edgar D. Jannotta, Stephen A. Keller and R. Stephen Newman. Mr. Martin G. Carver is Chairman of the Board, Chief Executive Officer and President of the Corporation. Mr. Roy J. Carver owns Carver Aero, Inc., which sold $111,691.88 of aviation fuel to the Corporation in 1993 (see "Transactions with Management/Principal Shareholders" herein). Mr. Drummond is a partner of the law firm of Foley & Lardner, Milwaukee, Wisconsin, which has served as legal counsel to the Corporation for several years. Mr. Jannotta is Managing Partner of William Blair & Company, which provided investment banking services to the Corporation in 1993. Mr. Keller formerly served as President of the Corporation from April 1966 through June 1973.

        Remuneration of Directors. Directors who are also full-time employees of the Corporation do not receive remuneration for acting as directors. Non-employee directors are compensated in accordance with the following schedule:

        Annual Fees - Chairman of Committee - $32,500. Other Directors -
   $31,000.

        Board Meeting Attendance - $1,250 per meeting.

        Committee Meeting Attendance - Chairman - $1,500 per meeting.
          Other Directors - $1,250 per meeting.

        Transactions with Management/Principal Shareholders. Roy J. Carver, Jr., son of Lucille A. Carver and brother of Martin G. Carver, owns 100% of Carver Aero, Inc., which operates fixed base operations at airports in Muscatine, Iowa; Davenport, Iowa, and Clinton, Iowa. During 1993, it sold $111,691.88 of aviation fuel to Bandag, Incorporated at competitive prices based on volume purchased.

        During 1992, Stuart C. Green, Senior Vice President, Manufacturing, was extended an interest-free loan from the Corporation in connection with his relocation to Muscatine. The largest amount of such indebtedness in 1993 was $78,000. The outstanding balance at February 28, 1994 was $39,000.

                   SHAREHOLDER RETURN PERFORMANCE INFORMATION

        Set forth below is a line graph comparing the yearly percentage change during the last five years in the cumulative total shareholder return (assuming reinvestment of dividends) on the Corporation's Common Stock with the cumulative total return of the Standard & Poor's 500 Stock (Index) and the Dow Jones & Co., Inc. Automobile Parts & Equipment-All (Index). Performance information set forth below for the Corporation's Common Stock includes the Corporation's Class A Common Stock issued as a stock dividend on June 10, 1992.

                              Bandag, Incorporated
                             Stock Performance Chart

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                   Among Bandag, Incorporated, S&P 500 (Index)
                 and Automobile Parts & Equipment - All (Index)

                     [Stock Performance Chart Appears Here]

                                             December 31

                                1988   1989   1990  1991   1992   1993

    Bandag, Incorporated        $100   $131   $132  $191   $184   $174

    S&P 500 Stock (Index)       $100   $132   $128  $166   $179   $197

    Automobile Parts &          $100   $ 96   $ 76  $114   $147   $182
    Equipment - All (Index)

    Assume $100 Invested on December 31, 1988 in
    Bandag, Incorporated Common Stock, the S&P 500
    Stock (Index) and the Automobile Parts &
    Equipment - All (Index)

        Proposal No. 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Board of Directors, based upon the recommendation of the Audit Committee, which consists of James R. Everline, Stanley E. G. Hillman, Edgar D. Jannotta, Stephen A. Keller, and R. Stephen Newman, directors of the Corporation, has appointed Ernst & Young as the Corporation's independent auditors for the year ending December 31, 1994.

        Ernst & Young served as the Corporation's independent auditors for the year ended December 31, 1993. Representatives of Ernst & Young will be present at the Annual Meeting and will be available to respond to any questions raised at the meeting and make any comments they deem appropriate.

        Although this appointment is not required by law to be submitted to a vote by shareholders, the Board believes it appropriate, as a matter of policy, to request that the shareholders ratify the appointment of Ernst & Young as independent auditors for 1994. If the shareholders should not ratify, the Board will reconsider the appointment.


                          Proposal No. 3 OTHER MATTERS

        The management of the Corporation knows of no matters to be presented at the meeting other than those set forth in the Notice of Annual Meeting. However, if any other matters properly come before the meeting, it is intended that the persons named in the enclosed Proxy will vote on such matters in accordance with their best judgments.

                          1995 SHAREHOLDERS' PROPOSALS

        The date by which proposals of shareholders intended to be presented at the 1995 Annual Meeting of the Corporation must be received by the Corporation for inclusion in its proxy statement and form of proxy relating to that meeting is December 2, 1994.

                                  MISCELLANEOUS

        The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Corporation.

        Some of the officers and regular employees of the Corporation may, without extra remuneration, solicit proxies personally or by telephone, telex or telefax. The Corporation will request brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record and will reimburse such persons for their expenses.


                            By Order of the Board of Directors



                            WARREN W. HEIDBREDER, Secretary

                              BANDAG, INCORPORATED

                                 Muscatine, Iowa

                     PROXY FOR ANNUAL MEETING - MAY 5, 1994

             Lucille A. Carver and Martin G. Carver, or either of them each with power of substitution, are authorized to vote all shares of Common Stock (COM) and Class B Common Stock (CLB) which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Bandag, Incorporated to be held May 5, 1994 and at any adjournment thereof.

             This proxy is solicited on behalf of the Company's Board of Directors. Every properly signed proxy will be voted as directed. The Board of Directors recommends a vote FOR the nominees in Item (1) and FOR Item (2). Unless otherwise directed, proxies will be voted in accordance with the foregoing sentence and in the discretion of the Board of Directors in connection with Item (3).

             You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxy holders cannot vote your shares unless you sign and return this card.

                                                            SEE REVERSE
                                                                SIDE


                   CONTINUED, AND TO BE SIGNED ON REVERSE SIDE

        Please mark
   [X]  votes as in
        this example.

   The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment thereof.

   1.   Election of Directors

                                 FOR  AGAINST   ABSTAIN
        Stanley E. G. Hillman    [ ]  [ ]       [ ]

        Stephen A. Keller        [ ]  [ ]       [ ]

        R. Stephen Newman        [ ]  [ ]       [ ]

   2.   The selection of Ernst   [ ]  [ ]       [ ]
        & Young as independent
        auditors for the fiscal
        year ending December 31,
        1994

   3.   In their discretion upon
        such other matters as may
        properly come before the
        meeting.

                            MARK HERE      MARK HERE
                            FOR COMMENTS/  IF YOU PLAN
                            CHANGE OF [ ]  TO ATTEND [ ]
                            ADDRESS AND    THE MEETING
                            NOTE AT LEFT

                            Please sign exactly as name appears hereon.
                            Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                            Signature: ____________________ Date: ___________

                            Signature: ____________________ Date: ___________